LOAN AGREEMENT

         Made this 3rd day of January 1984 by and between the City of Gloucester City; New Jersey ("Lender") and Holt Hauling and Warehousing System, Inc. a corporation having its principal place of business in Gloucester City ("Borrower").

                               W I T N E S S E T H :

Background

         On December 28, 1983, the Lender entered into A Grant Agreement, Grant Number B-82-AB-34-0223 ("Grant Agreement") with the United States Department of Housing and Urban Development ("HUD") for an Urban Development Action Grant ("UDAG") to finance a low cost loan ("Loan") to Borrower, to in turn finance certain port development improvements at the Borrower's facility in Gloucester City. Included in said port development improvements are the purchase of capital equipment, real estate improvements and legal and other associated costs, all of which constitute the "Project".

         The Equipment purchases in the form of two (2) rail supported container cranes are being financed by a conventional loan of $5,333,000 (equivalent in Deutshmarks) from Solzgitter Kocks GmbH of Bremen, West Germany. The mortgage lender is National Acceptance Company of America, a Delaware Corporation located in Chicago, Illinois, with a loan of $2,500,000 for the construction of a marginal pier,

         Specifically, the Project consists of the following application and sources of funds:


       USE OF FUNDS                                              SOURCES OF FUNDS
    Line Item Activity                           UDAG              Private Funds           TOTAL
 (Construction Pro Forma)                        Funds              (see below)            COSTS
---------------------------------------------------------------------------------------------------

a. Land/Riparian Rights                                         $     293,200           $   293,200
Acquisition Riparian Land rights
from State of New Jersey; Property and
riparian rights at 100 Monmouth Street

b. Wetlands recreational                                        $     250,000           $   250,000
park development bordering
Newton Creek in Camden, N.J.

c. Construction of marginal                     $2,702,113      $   2,747,887           $ 5,450,000
dock facility for container-
ized cargo

d. Conversion of Building #1                                    $     713,623           $   713,623
into refrigerated warehousing

e. Development of parking/                                      $     764,040           $   764,040
cargo loading at Collins
Avenue

f. Engineering Fees for                                         $     125,000           $   125,000
marginal dock facility

g. Legal fee of New Jersey                                      $       9,000           $     9,000
Corporate Counsel of Record

h. Legal fee of Corporation                                     $      35,000           $    35,000
Counsel for Project

i. Construction Period Interest                                 $     350,000           $   350,000

j. Real Estate Taxes during                                     $       2,250           $     2,250
construction

k. Capital Equipment                            $  893,420      $   5,233,000           $ 6,126,420
(two (2) container cranes)

1. Operating losses (working                                    $     100,000           $   100,000
capital) not counted in
leverage ratio

TOTAL PROJECT COSTS                             $3,595,533      $  10,623,000           $14,218,533

                                      -3-

Sources of Funds (Private)

         (1) National Acceptance Company shall make a mortgage loan to the Borrower of $2,500,000 for development of the marginal pier facility.

         (2) Solzgitter Kocks GmbH shall make a seller financed loan to the Borrower of $5,333,000 (equivalent in Deutshmarks) for the two container cranes.

         (3) The Borrower shall expend not less than $2,790,000 in cash equity for acquisition of property and riparian rights, development of marginal pier facility, conversion of approximately 34,000 s.f. of Building #1 into refrigerated warehousing, parking development, wetland recreational park development, construction interest and taxes and any professional fees related to this project.

TOTAL                                                               $10,623,000

         Thus, there is a financing gap of $3,595,533 to be filled by this loan agreement. The source of funds for this is a Grant Agreement executed between the HUD and the City of Gloucester City, New Jersey as identified above. The terms of this Loan Agreement is based upon this Grant Agreement. These terms itinerate that the Borrower provide to the Lender sufficient documented evidence with respect to the following items:

          PRECONDITIONS.

          (a) All governmental approvals and permits, including but not limited to the following:

               (1) U.S. Corps of Engineers approvals and permits for dredging, silting and other work within the navigable waters involved.

               (2) All environmental clearances and approvals necessary to accomplish the proposed Project.

               (3) All approvals and permits necessary for the establishment of a wetland recreational parkland.

               (4) Any and all other clearances, approvals and permits issued by the proper Federal, State, County or municipal entities necessary to initiate construction and completion of the proposed Project.

          (b) Title (leasehold or fee simple as appropriate) to all land necessary for the Project, shall be held by the Borrower. These documents shall be accompanied by a legal opinion of counsel to the Borrower certifying that on a specified date, either an original ALTA policy of land or mortgage title insurance, or other records identified in the opinion, were examined by Borrower's counsel; and that said policy or other records identify the Borrower, or a wholly-owned subsidiary of the Borrower, as the owner or lessee of record, in fee simple or leasehold of said property. The opinion shall further state that on the date specified by Borrower's counsel, the record fee simple or leasehold title to said real property was vested, in the Borrower, or such subsidiary thereof.

          (c) Loan from Kocks to the Borrower for $5,333,000 for financing, in part, the purchase and installation of two (2) rail supported container cranes. This loan contract is accompanied by opinion of Borrower's legal counsel that same is legally valid and enforceable under the laws of the State of New Jersey, and that all persons executing these documents on behalf of the Borrower were authorized to do so.

          (d) Loan from "NAC" to the Borrower for $2,500,000 for development of the marginal pier facility. This loan contract is accompanied by opinion of Borrower's legal counsel that same is legally valid and enforceable under the laws of the State of New Jersey, and that all persons executing these documents on behalf of the Borrower were authorized to do so.

          (e) Borrower shall provide not less than $2,790,000 in equity funds. for the acquisition of real property and riparian rights, the development, in part, of the marginal pier facility, the parking facility on Collins Avenue, the development of a wetlands park in Camden City immediately north of Newton Creek, local property taxes and construction period interest and professional fees related to this project. Evidence shall be on the letterhead of the Borrower and/or the lending institution (by way of an irrevocable and unconditional letter of credit) identifying the amount of liquid assets on hand or immediately available and applicable to the project or which have been expended by Borrower subsequent to HUD's preliminary approval of the UDAG and in furtherance of project activities identified above. The document shall be executed by an authorized officer of the Borrower and/or the lending institution, and shall have attached an opinion of the Borrower's legal counsel or certified public accountant that the document is properly authorized and reflects an accurate appraisal of the equity funds, on hand, immediately available, irrevocably committed or which have been expended by Borrower subsequent to HUD's preliminary approval of the UDAG in furtherance of project activities identified above.

               All of the above evidentiary materials (a) through (3) must be provided to the Lender on or before January 31, 1984.

     LOAN TERMS

               (1) Lender is obliged to carry out the project activities identified above at a cost of not less than $14,218,533.

               (2) Lender shall loan $3,595,533 to Borrower for the partial financing of the construction of a marginal dock facility and the acquisition and installation of two (2) rail supported container cranes. The terms and conditions of the loan shall be consistent with the following:
                    (i) Construction Loan

                         (A) Interest - No Interest.

                         (B) Construction Period - The construction period shall
                    commence upon the initial disbursement of Grant Funds and shall continue for a period of 14 months from said initial disbursement, but in no event later than April 30, 1985.

                         (C) Disbursement/Ratio - Loan disbursements shall be
                    based on vouchers submitted by the Borrower and certified by the architect, construction manager, or other certifying official as shall be acceptable to the Lender. All submissions by contractors of monthly requisitions shall be on AIA Forms 702 and 703 or their equivalent.

         No disbursement of loan funds shall be made until the Borrower has certified that it has expended $2,790,000 in cash equity.

         No loan disbursements shall be made in an amount which together with previous disbursements would exceed the ratio of $1.00 of UDAG Funds for every $2.90 of private funds expended by the Borrower for the Project. Expenditure documentation shall be properly presented to the Lender by the Borrower.

               (ii) Permanent Loan

                    (A) Term 12 years commencing upon the completion of
               construction, but in no event later than April 30, 1985.

                    (B) Interest - Five percent (5%) during years one through
               four. Seven percent (7%) during years five through twelve.

                    (C) Repayment

                         (aa) Years one through four, interest shall accrue at
                    five percent (5%) per annum and shall be added to the loan principal in year five (5) to form a new enlarged principal balance. Principal payments during years one through four shall be deferred.

                         (bb) Years five through twelve interest at seven
                    percent (7%) on the new enlarged loan principal together with a principal repayment is to be made in monthly installments in accordance with a 25-year amortization schedule. A balloon payment of the outstanding principal balance together with all interest and accrued interest shall be made at the end of year 12.

                    (D) Security - The loan shall be secured by a security
               interest, deed of trust or mortgage in favor of the Lender upon all assets of the Borrower comprising the Project. The security position of the Lender may be subordinated to the security interest of the Mortgage Lender (NAC) and the Equipment Lender (Kocks) provided that the aggregate principal amount of Mortgage Lender's loan and the Equipment Lender's loan does not exceed $7,833,000. The security interest, deed of trust or mortgage shall also contain standard provisions to protect the interest of the second mortgagee, including, for example, a provision that a default under the first mortgage which could permit a foreclosure by the first mortgagee shall constitute a default under the second mortgage and the unpaid principal balance and interest shall be due and payable. NOTWITHSTANDING the foregoing provision of this paragraph (D), it is understood that the security interest referred to herein in all cases is junior and subordinate to existing security interests granted by borrower to third party lenders prior to the date of the execution of this agreement and other than that as specified above.

                    (E) Sale/Refinancing - The entire balance of the
               outstanding principal of this UDAGloan and all accrued unpaid interest thereon, shall become immediately due and payable upon the bankruptcy, reorganization, syndication, dissolution or liquidation of the Borrower, or upon the sale, partial sale, refinancing, exchange, transfer, sale under foreclosure, or other disposition of the Project Site, improvements and/or capital equipment situated thereon, except for a one time refinancing of the Mortgage Lender's outstanding loan balance any time during the first year following completion of construction for this Project and except for the one time refinancing of the Equipment Lender's outstanding loan balance any time during five years following completion of construction for this Project provided such refinancing does not exceed the original amount of each respective loan. Lender does agree to request permission from HUD permitting Borrower to extend the eligible period during which Borrower can refinance, if so requested by Borrower.

               (iii) Prepayment - Prepayment may occur at any time without penalty.

               (iv) Guarantee - Borrower shall unconditionally and irrevocably guarantee repayment of the Loan and completion of the Project.

          (3) The timeframe to be conformed to by the Borrower for the beginning and completion of project activities is as follows:


                                              Commencement                             Completion
      Activity                                    Date                                    Date
      --------                                ------------                             ----------

      Acqusition of nine acres of             On or before
      riparian land rights from               March 1, 1984                           March 30, 1984
      the State of New Jersey

      Acquisition of property                 On or before
      and riparian rights                     March 1, 1984                           March 30, 1984
      at 100 Monmouth Street

      Development and construction            On or before
      of marginal dock facility               March 1, 1984                           April 30, 1985

      Development of Wetlands                 On or before
      Recreational Park at the                March 1, 1984                           April 30, 1985
      Camden City/Newton Creek
      site

      Development of approximately            On or before                            April 30, 1985
      15 acres of parking/cargo               March 1, 1984
      loading space on Collins
      Avenue

      Acqusition and installation             On or before                            April 30, 1985
      of two (2) rail supported               March 1, 1984
      container cranes

      Conversion of approximately             On or before                            April 30, 1985
      34,000 square feet of Building          March 1, 1984
      #1 into refrigerated ware-
      housing


         In the event Borrower cannot complete any activity by this timetable, then Borrower must notify the Lender in writing at least ten (10) days prior to a deadline and request an extension for a specific date and state its reasons.

                                       -13

          (4) The Borrower shall provide Lender documented evidence in the form of employment or payroll records as certified by an authorized officer of the Borrower as to conformance with the following employment goals as set for the project:

               (a) Total permanent jobs generated by the project (i.e. additions to Borrower's work force): 335

               (b) Total permanent jobs filled by persons of low/moderate income as defined under Section 570.3 of 24 C.F.R., Part 570 as may be from time to time amended: 331

               (c) Total permanent jobs filled by "CETA -Eligible" persons (i.e. "chronically unemployed"): 8

               (d) Total permanent jobs filled by minority persons: 149

         The above job goals shall be met within 36 months from November 3, 1983, or by November 2, 1986. The Borrower agrees to use its best efforts to create or cause to be created within this time period those jobs identified above.

          (5) Borrower will include in all contract relating to any and all construction activities financed in part or in whole by the UDAG loan the language of Exhibit A relating to Federally required general bid conditions. Borrower will cooperate with Lender's on site inspection and review of contractors records to insure compliance with these conditions. Particular attention is addressed to Federal requirements on the payment of prevailing wages for all labor.

          (6) Borrower and Lender will individually comply with the relevant provisions set forth in Exhibit B as they pertain to

               (a) Program Income as applied to costs and for its use for Title I eligible activities;

               (b) Maintaining Records and right to inspect;

               (c) Access to Project by HUD;

               (d) No Assignment of Succession;

               (e) HUD Approval of Loan Agreement Amendments;

               (f) Disclaimer of Relationship and Conflict of Interest;

               (g) Limitation of Lender's Liability; and

               (h) Sign Display at Project Site.

          (7) Borrower will be reimbursed (a grant, not a loan) for up to $15,000 in costs incurred by the Borrower in the preparation of the UDAG application, and for any and all other costs incurred by the Borrower that are reimbursable as UDAG Administration, per Borrower's contract for consulting services with D'Anastasio/Frankel, Joint Venture Development Consultants. The reimbursement grant will be made upon the occasion of the initial drawdown of the Lender under the UDAG. Such drawdown may occur after all evidentiary documents, including this Loan Agreement and other documents referred to in this Loan Agreement have been reviewed and approved by HUD leading to the issuance of a Letter of Credit, and upon the removal of all grant conditions imposed by HUD.

          (8) Borrower hereby agrees that the happening or occurrence of any of the following will, at the sole option of Lender, will constitute a default hereunder:

               (a) Failure by Borrower to make any payment of principal and interest within thirty (30) days after due date hereunder:

               (b) Failure by Borrower to perform any covenant or warranty hereunder within thirty (30) days after receipt of written notice from Lender to perform or carry out the same.

          (9) Borrower hereby covenants, warranty and represents as follows:

               (a) That all financial statements, profit and loss statements, statements as to ownership, and other statements given to Lender are true and correct and that Borrower has full and complete title to any and all property which may be pledged or in which a security interest has been created for this Loan;

               (b) That Borrower will inform Lender of any litigation involving Borrower, the adverse determination of which might substantially prejudice payment of the Loan; and

               (c) That Borrower will maintain adequate fire, theft, general and public liability insurance and will deliver upon Lender's request, copies of said policies evidencing such insurance.

               (d) That Borrower has full corporate authority from its respective shareholders and directors to enter into this Loan Agreement; and

               (e) That the proceeds of the Loan will be used only in connection with the Project.

               (f) That Borrower will participate in Lender's "job bank" program and that both parties agree to the following obligations:

         (i) Borrower acknowledges and reaffirms unconditionally Borrower's obligation and commitment to generate 16 additional permanent full-time non-union jobs as set forth in the UDAG application. Borrower understands, covenants and agrees that the Lender (City of Gloucester) will be given the first opportunity to fill these additional employment positions with the Borrower, through the Job Bank Program established by the Lender.

         (ii) Borrower, in implementing its commitment to generate such employment positions, shall contact the Job Bank representative of the Lender with a written notification of the position available together with all pertinent data relating to the employment. Such notification will be sent directly to the Gloucester City Community Development Office, Attn: Community Development Program Administrator.

         (iii) Thereafter, the Lender shall have a fourteen (14) day period of time within which to provide candidate(s) who are qualified and eligible for such employment:

         (iv) In the event the Lender fails to provide such candidate(s) or that candidate proves to be unsuited to the positions available, the Borrower shall at that time be free to make its own decision respecting the placement of the additional employees.

         (10) The provisions of paragraph 8 and 9 notwithstanding, Borrower will have thirty (30) days from receipt of written notice of default or breach, under this agreement, to cure such default or breach.

         (11) Borrower agrees to lease to the Lender the warehouse at 100 Monmouth Street for a term of ninety-nine (99) years at an annual rent of One ($1.00) Dollar commencing the date this agreement is fully executed. The Lender agrees to support Borrower in the acquisition, implementation and utilization of riparian grants from the State of New Jersey to Borrower with regard, and adjacent to, 100 Monmouth Street as well as the riparian right adjacent to the city street known as Monmouth Street.

         (12) No provisions of this Loan Agreement can be deemed to have been waived by Lender, except if in writing duly executed by Lender. Furthermore, no waiver of any breach of default will be deemed a waiver of a breach or default thereafter occurring.

         (13) This is the entire agreement between the parties, and there is no outside condition, warrant, agreement or understanding.

         (14) This Agreement shall reference the Grant Agreement which shall control in all instances where this Agreement is silent.

         (15) Severability - If any provision of this Agreement, or the application of such provision to any persons or circumstances, is held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

         IT WITNESS WHEREOF, the parties have executed this Loan Agreement, the day and year first above written.

                                       HOLT HAULING & WAREHOUSING SYSTEMS, INC.

                                       BY:/s/ Bernard Gelman
                                             ---------------------------------
          CORPORATE SEAL               ATTEST:/s/ John A. Evans
                                               -------------------------------

                                       CITY OF GLOUCESTER, NEW JERSEY

                                       BY:/s/ Robert     [illegible]
                                             ---------------------------------
                                       ATTEST:/s/ Thomas J.    [illegible]
                                                 -----------------------------
MUNICIPAL SEAL